Exhibit 3.6

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
THE CHEESECAKE FACTORY INCORPORATED

It is hereby certified that:

1.	The name of the corporation (hereinafter called the “corporation”) is The Cheesecake Factory Incorporated.

2.	The Certificate of Amendment of Certificate of Incorporation of the corporation, which was filed by the Secretary of State of Delaware on May 31, 2000, is hereby corrected.

3.	The inaccuracy to be corrected in said instrument is as follows:

The number of shares of Common Stock is incorrectly recited in the first paragraph of Article FOURTH as “one hundred fifty thousand million shares.”

4.	The portion of the instrument in corrected form is as follows:

FOURTH:  The aggregate number of shares of all classes of capital stock which the corporation shall have authority to issue is one hundred fifty-five million (155,000,000) shares, five million (5,000,000) shares of which shall be Preferred Stock, par value $.01 per share, issuable in one or more series, and one hundred fifty million (150,000,000) of which shall be Common Stock, par value $.01 per share.

Signed on June 20, 2000

By:	/s/ GERALD W. DEITCHLE

Gerald Deitchle, Executive Vice President